EXHIBIT 10(d)
THE SHERWIN-WILLIAMS COMPANY
2006 STOCK PLAN FOR NONEMPLOYEE DIRECTORS
Restricted Stock Grant

Grantee:	Date of Grant:

Number of Shares:

Shares Vesting:	Date of Vesting:
Shares Vesting:	Date of Vesting:
Shares Vesting:	Date of Vesting:

     1. Grant of Restricted Shares. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) grants to you (the “Grantee”) the aggregate number of shares of Common Stock, $1.00 par value, of the Company set forth above (the “Restricted Shares”) in accordance with the terms hereof and of The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors (the “Plan”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
     2. Vesting of Restricted Shares. (A) The Restricted Shares shall vest to the extent of one-third of the shares after Grantee has continuously served as a member of the Board for one full year from the Date of Grant and additional one-third of the shares after each of the next two successive full years thereafter during which Grantee shall have continuously served as a member of the Board (the “Restriction Period”).
          (B) Notwithstanding Section 2(A) above, in the event of a “Change of Control” of the Company, as defined below, during the Restriction Period the full number of the shares of Restricted Shares shall immediately vest.
     3. Termination of Right to Restricted Shares. (A) On the date Grantee ceases to be a member of the Board at any time during the Restriction Period, Grantee shall forfeit and lose all rights to the Restricted Shares, except as otherwise provided below:
     (i) In the event of the death of Grantee during the Restriction Period, the full number of Restricted Shares shall immediately vest.
     (ii) In the event Grantee ceases to be a member of the Board as a result of a “Disability” due to sickness or bodily injury during the Restriction Period, the full number of Restricted Shares shall immediately vest. The term “Disability” as used in this grant means permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as the same has been or may be amended from time to time.
     (iii) In the event Grantee ceases to be a member of the Board by reason of Retirement, all rights of Grantee under this grant shall continue as if Grantee had continued as a member of the Board. The term “Retirement” as used in this grant means termination of Grantee’s status as a member of the Board at or after attaining the age of sixty-five (65) or completing either five (5) years of service or five (5) one year terms as a member of the Board by reason of resignation from the Board or by reason of not standing for reelection as a member of the Board.
          (B) In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary as determined by the Board, all rights of Grantee in the Restricted Shares shall terminate.
     4. Book Entry Account; Stockholder Rights. Within a reasonable time following the Date of Grant, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in Grantee’s name effective as of the Date of Grant, provided that the Company shall retain control over the account until the Restricted Shares have vested. On the Date of Grant, ownership of the Restricted Shares shall immediately transfer to Grantee and, except for the substantial risk of forfeiture and the restrictions on transfer expressly set forth herein, Grantee shall be entitled to all voting, dividend, distribution and other ownership rights as may apply to the Common Stock generally. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this grant and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.
     5. Change of Control. A “Change of Control” shall mean the occurrence of any of the following events:
          (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding voting stock of the Company; provider, however, that:
     (i) for purposes of this Section 5, the following acquisitions will not constitute a Change in Control: (1) any acquisition of voting stock directly from Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of voting stock by Company or any Subsidiary, (3) any acquisition of voting stock by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary, and (4) any acquisition of voting stock by any Person pursuant to a Business Transaction that complies with clauses (1), (2) and (3) of Section 5(a)(iii) below;
     (ii) if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding voting stock as a result of a transaction described in clause (1) of Section 5(A)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of voting stock representing 1% or more of the then-outstanding voting stock, other than in an acquisition directly from Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by Company in which all holders of voting stock are treated equally, such subsequent acquisition shall be treated as a Change in Control; or
     (iii) a Change in Control will not be deemed to have occurred if a

Person is or becomes the beneficial owner of 30% or more of the voting stock as a result of a reduction in the number of shares of voting stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of voting stock representing 1% or more of the then-outstanding voting stock, other than as a result of a stock dividend, stock split or similar transaction effected by Company in which all holders of voting stock are treated equally; and
     (iv) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the voting stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the voting stock, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
          (B) a majority of the Board ceases to be comprised of Incumbent Directors; or
          (C) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (1) the voting stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries), (2) no Person (other than Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Transaction, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
          (D) approval by the shareholders of Company of a complete liquidation or dissolution of Company, except pursuant to a Business Transaction that complies with clauses (1), (2) and (3) of Section 5(C).
For purposes of this Section 5, the term “Incumbent Directors” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of such director) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved.
     6. Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the Restricted Shares. The Restricted Shares granted hereunder shall be deemed to be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code.
     7. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the Restricted Shares, Grantee shall pay or make provision satisfactory to the Company for payment of all such taxes.
     8. No Right to Future Awards or Service. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This grant will not confer upon Grantee any right with respect to continuance of service as a member of the Board, nor will it interfere in any way with any right the Company would otherwise have to terminate Grantee’s service at any time.
     9. Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
     10. Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

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